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                 NEW ENGLAND ELECTRIC SYSTEM AND SUBSIDIARIES
                       Statements of Consolidated Income
                        Period Ended September 30, 1997
       (expressed in millions, rounded to hundred thousands of dollars)
                      (Unaudited, subject to adjustment)
                                                         Quarter     Nine Months
                                                         -------     -----------

Operating revenue                                 $628.6     $1,844.4
                                                  ------     --------

Operating expenses:
   Fuel for generation                              85.9        271.0
   Purchased electric energy                       134.8        406.5
   Other operation                                 128.3        393.3
   Maintenance                                      33.0        103.5
   Depreciation and amortization                    63.1        188.2
   Taxes, other than income taxes                   36.9        112.9
   Income taxes                                     42.1        102.9
                                                  ------     --------
       Total operating expenses                    524.1      1,578.3
                                                  ------     --------
       Operating income                            104.5        266.1

Other income:
   Equity in income of generating companies          2.5          7.6
   Other income (expense), net                      (4.5)        (9.3)
                                                  ------     --------
       Operating and other income                  102.5        264.4
                                                  ------     --------

Interest:
   Interest on long-term debt                       26.1         80.4
   Other interest                                    5.6         13.2
   Allowance for borrowed funds used
    during construction                              (.4)        (1.4)
                                                  ------     --------
       Total interest                               31.3         92.2
                                                  ------     --------

Income after interest                               71.2        172.2

Preferred dividends of subsidiaries                  1.9          5.5
Minority interests                                   1.6          4.9
                                                  ------     --------

       Net income                                 $ 67.7    $   161.8
                                                  ======     ========

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